EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 19th day of September, 2024, by and among Peoples Bancorp of North Carolina, Inc., a North Carolina corporation (“Bancorp”), Peoples Bank, a North Carolina chartered commercial bank (the “Bank”) (Bancorp and the Bank are collectively referred to as the “Employer”), and William D. Cable, Sr. (“Executive”).

BACKGROUND

WHEREAS, the expertise and experience of Executive and Executive’s relationships and reputation in the financial institutions industry are extremely valuable to the Employer; and

WHEREAS, it is in the best interests of the Employer to maintain an experienced and sound executive management team to manage the Employer and to further the Employer’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Employer and Executive entered an employment agreement on January 22, 2015, and amended the employment agreement on November 1, 2023 (collectively, the “Prior Agreement”); and

WHEREAS, effective September 19, 2024, Executive will become the President and Chief Executive Officer of the Employer; and

WHEREAS, the Employer and Executive desire to amend and restate the Prior Agreement as provided herein to reflect Executive’s promotion and certain other changes to the scope, terms and conditions of Executive’s employment as a consequence of his promotion.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective time and date of this Agreement shall be deemed to be 12:00:01 o’clock, a.m., Eastern Time, on the date first set forth above (the “Effective Date”).

2. Employment. Executive is employed as the President and Chief Executive Officer of Bank and Bancorp. Executive’s responsibilities, duties, prerogatives and authority in such executive offices, and the clerical, administrative and other support staff and office facilities provided to Executive, shall be those customary for persons holding such executive offices of institutions that are a part of the financial institutions industry.

3. Employment Period. Unless earlier terminated in accordance with Sections 6 or 8 of this Agreement, Executive’s employment shall be for an initial term of 36 months beginning as of the Effective Date. On the first anniversary of the Effective Date and on each anniversary thereafter (the “Renewal Date”), this Agreement shall be extended automatically for one additional year unless the Board of Directors of Bancorp (the “Bancorp Board”) or the Executive determines, and prior to the Renewal Date sends to the other party written notice, that the term shall not be extended. If the Bancorp Board decides not to extend the term, this Agreement shall nevertheless remain in force until its existing term expires. The Bancorp Board’s decision not to extend the term shall not - by itself - give Executive any rights to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under this Agreement. References herein to the term of this Agreement or to the “Employment Period” shall refer to the initial term, as the same may be extended. For purposes of this Agreement, “Terminate” (and variations and derivatives thereof) shall mean, when used in connection with a cessation of employment, that Executive has incurred a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance and regulations issued thereunder (“Section 409A”).

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4. Duties. During the Employment Period, and excluding any periods of vacation, sick or other leave to which Executive is entitled under this Agreement, Executive agrees to devote reasonable attention and time to the business and affairs of the Employer commensurate with Executive’s offices, and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully Executive’s responsibilities and duties under this Agreement.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Employer will pay to Executive a base salary at the rate of at least $365,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time. In accordance with the policies and procedures of the Board of Directors of the Bank (the “Bank Board”), the Employer shall review Executive’s total compensation at least annually and in its sole discretion may adjust Executive’s total compensation from year to year, but during the Employment Period the Employer may not decrease Executive’s Base Salary below $365,000; provided further, however, that periodic increases in Base Salary, once granted, shall not be subject to revocation. The annual review of Executive’s total compensation will consider, among other things, changes in the cost of living, Executive’s own performance and Bancorp’s consolidated performance.

(b) Incentive Plans. During the Employment Period, Executive shall be entitled (i) to participate in all of the executive management incentive plans of the Employer, and any successor or substitute plans; (ii) to participate in long-term incentive plans of the Employer, and any successor or substitute plans; and, (iii) to participate in all stock ownership, stock option, stock grant and similar plans of the Employer, and any successor or substitute plans (collectively, the “Incentive Plans”), in each case provided that senior executive management is eligible to participate therein.

(c) Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to senior executive employees of the Employer (the “Benefit Plans”).

(d) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall also be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) (“Welfare Benefit Plans”), in each case provided that senior executive management is eligible to participate therein.

(e) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in connection with his services on behalf of the Employer in accordance with the policies, practices and procedures of the Employer to the extent applicable generally to other senior executive employees of the Employer.

(f) Fringe and Similar Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Employer in effect for its senior executive employees.

(g) Vacation, Sick and Other Leave. During the Employment Period, Executive shall initially be entitled annually to a minimum of 25 business days of paid vacation and shall be entitled to those number of business days of paid disability, sick and other leave specified in the employment policies of the Employer.

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6. Termination of Employment During the Employment Period (Other Than In Connection With A Change Of Control).

(a) Death or Disability. Executive’s employment with the Employer shall terminate automatically upon Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Sections 6(e) and 15 (i) of this Agreement of its intention to Terminate Executive’s employment. In such event, Executive’s employment with the Employer shall Terminate effective on the 60th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies him for disability benefits under any accident, health or disability plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days as a result of physical or mental disability or infirmity which is determined to be total and permanent, as reasonably determined by the Employer based upon the opinion of a physician, subject to (i) the Employer’s obligations, and Executive’s rights, under (A) the Americans With Disabilities Act, 42 U.S. C. §§ 1210 et seq., and (B) the Family and Medical Leave Act, 29 U. S.C. §§ 2601 et seq. (and the regulations promulgated under the foregoing Acts).

(b) Cause. The Employer may Terminate Executive’s employment with the Employer for Cause during the Employment Period. For purposes of this Agreement, “Cause” shall mean:

(i)

the willful and continued failure of Executive to substantially perform Executive’s duties with the Employer, other than any such failure resulting from Disability, after a written demand for substantial performance is delivered to Executive by the Bancorp Board which specifically identifies the manner in which the Bancorp Board believes that Executive has not substantially performed Executive’s duties;

(ii)	the willful engaging by Executive in illegal conduct, personal dishonesty or gross misconduct which is materially and demonstrably injurious to the Employer;

(iii)	continued insubordination with respect to directives of the Bancorp Bank or Bank Board after receipt of a written warning from the Bancorp Board with respect thereto; or

(iv)	a willful act by Executive which constitutes a material breach of Executive’s fiduciary duty to the Employer involving personal profit.

Any act, or failure to act, based upon authority given pursuant to resolutions duly adopted by the Bancorp Board or Bank Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer and to not constitute insubordination.

(c) Termination by Executive. Executive may Terminate Executive’s employment with the Employer during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s authority, duties, or responsibilities; (ii) a material change in the geographic location at which Executive must perform the services to be performed by Executive pursuant to this Agreement; and (iii) any other action or inaction that constitutes a material breach by the Employer of this Agreement. Executive must provide notice to the Employer of the condition Executive contends is Good Reason within 30 days of the initial existence of the condition, and the Employer must have a period of 30 days to remedy the condition. If the condition is not remedied, Executive must provide a Notice of Termination as set forth in Sections 6(e) and 15(i) of this Agreement within 30 days of the end of the Employer’s remedy period. Executive may also terminate Executive’s employment hereunder without Good Reason upon delivery of a Notice of Termination to Employee at least 60 days prior to Date of Termination (defined below).

(d) Without Cause. The Employer may Terminate Executive’s employment during the Employment Period without Cause (“Termination Without Cause”).

(e) Notice of Termination. Any Termination (other than for death) shall be communicated by a Notice of Termination given in accordance with Section 15(i) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such Notice of Termination, except as otherwise provided in this Section 6). The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause, or Good Reason shall not waive any right of Executive or the Employer hereunder or preclude Executive or the Employer from asserting such fact or circumstance in enforcing Executive’s or the Employer’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is Terminated by the Employer for Cause or Terminated Without Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is Terminated by Executive for Good Reason, the date of receipt of the Notice of Termination, (iii) if Executive’s employment is Terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by Executive without Good Reason, the date specified in the Notice of Termination, which shall be at least 60 days after the Employer’s receipt of the Notice of Termination.

7. Obligations of Employer Upon Termination.

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(a) Termination Without Cause or for Good Reason. If, during the Employment Period, the Employer shall Terminate Executive’s employment Without Cause or Executive shall Terminate Executive’s employment for Good Reason, then in consideration of Executive’s services rendered prior to such Termination:

(i)	the Employer shall pay to Executive a lump sum in cash on the 30th day after the Date of Termination equal to the aggregate of the following amounts:

A.

the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not previously paid, and (2) any accrued vacation, sick and other leave pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B.

the amount equal to the product of (1) the number of days that would have remained in the Employment Period from and after the Date of Termination had the Termination not occurred (the “Remaining Employment Period”), and (2) Executive’s Base Salary divided by 365; and

C.

the product of (1) Executive’s aggregate cash bonus for the last completed fiscal year, and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

(ii)

for the Remaining Employment Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, to the fullest extent permitted by the terms of the relevant Welfare Benefit Plan, the Employer shall continue to provide benefits to Executive and/or Executive’s dependents in accordance with the Welfare Benefit Plans; provided, however, that if Executive becomes employed with another employer and is eligible to receive substantially the same benefits under any of the welfare benefit plans of the successor employer as Executive would receive under any of the Welfare Benefit Plans under this item (ii), the benefits provided under this item (ii) shall be secondary to those provided under such successor employer’s plans during such applicable period of eligibility. If the terms of the Welfare Benefit Plan providing health insurance benefits to Executive do not allow Executive to continue to receive for the Remaining Employment Period the coverage provided on the Date of Termination to the Executive and his dependents, then after such coverage terminates and for the Remaining Employment Period or the applicable benefit period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), whichever is shorter, provided the Executive timely and properly elects coverage under COBRA, Employer shall pay for the continuation of the health insurance coverage in existence for Employee and his dependents on the Date of Termination. If the terms of the applicable Welfare Benefit Plan do not permit the Executive to receive continued coverage under any life or disability insurance policy for the Remaining Employment Period, then prior to the date coverage would lapse, to the extent permitted by any such policy, Employer shall assign any such policy to Executive or allow him to convert the policy to an individual policy and allow Executive to assume the payment responsibilities therefor. For purposes of determining eligibility and years-of-service credit (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such Welfare Benefit Plans, to the extent permitted by the terms of the Welfare Benefit Plans, Executive shall be considered to have remained employed throughout the Remaining Employment Period and to have retired on the last day of such period; and

(iii)

to the extent not previously paid or provided, the Employer shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided herein or which Executive is eligible to receive under any Welfare Benefit Plan.

(b) Death. If Executive’s employment is Terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, except that: (i) Accrued Obligations shall timely be paid as provided below; and (ii) Other Benefits shall be timely paid or provided as described below. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(b) shall mean, and Executive’s estate and/or beneficiaries shall be entitled to receive, all death benefits under the Employer’s Welfare Benefit Plans.

(c) Disability. If Executive’s employment is Terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, except that: (i) Accrued Obligations shall be timely paid as provided below; and (ii) Other Benefits shall be timely paid or provided as described below. Accrued Obligations shall be paid to Executive in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(c) shall include, without limitation, and Executive shall be entitled after the Date of Termination to receive, (1) all disability benefits under all Welfare Benefit Plans relating to disability, in accordance with the terms of the Welfare Benefit Plans, and (2) for the remainder of the Remaining Employment Period all other benefits available to Executive under all Welfare Benefit Plans.

(d) Cause. If Executive’s employment shall be Terminated for Cause or if Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive, except that (i) the Accrued Obligations shall be paid in a lump sum in cash on the 30th day after the Date of Termination, and (ii) benefits under Welfare Benefit Plans shall be paid or provided in a timely manner, in each case to the extent theretofore unpaid; provided, however, that Executive’s right to continue to participate in Welfare Benefit Plans shall terminate on the 30th day following the Date of Termination, or such earlier termination date as is required under the terms of the relevant Welfare Benefit Plan, subject to Executive’s rights under COBRA.

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8. Termination In Connection With a Change of Control.

(a) Change of Control Termination. In the event that, at the time of or within one (1) year after a Change of Control, and during the Employment Period, Executive’s employment is Terminated Without Cause by the Employer or Executive Terminates Executive’s employment for Good Reason (each a “Change of Control Termination”), Executive shall be entitled to receive the payments and benefits specified in this Section 8. The date on which the Employer or Executive receives notice in accordance with Section 15(i) of a Change of Control Termination shall be deemed the “Change of Control Termination Date”.

(b) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean (i) a Change in Effective Control; (ii) a Change of Asset Ownership; or (iii) a Change of Ownership; in each case, as defined herein and as further defined and interpreted in Section 409A.

(i)

For purposes of this Section 8, “Change in Effective Control” shall mean the date either (A) one Person or Group (each as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires (or has acquired during the preceding twelve (12) months) ownership of stock of Bancorp possessing 30% or more of the total voting power of Bancorp’s outstanding stock or (B) a majority of the members of the Bancorp Board is replaced during any twelve (12) month period by directors whose election is not endorsed by a majority of the members of the Bancorp Board prior to such election.

(ii)

For purposes of this Section 8, “Change of Asset Ownership” shall mean the date one Person or Group acquires (or has acquired during the preceding twelve (12) months) assets (which shall include outstanding stock of the Bank) from Bancorp that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all Bancorp’s assets immediately prior to such acquisition.

(iii)

For purposes of this Section 8, “Change of Ownership” shall mean the date one Person or Group acquires ownership of stock of Bancorp that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of Bancorp; provided that such Person or Group did not previously own 50% or more of the value or voting power of the outstanding stock of Bancorp.

(iv)

For purposes of determining whether Bancorp has undergone a Change of Control under this Section 8, the term Bancorp shall include any corporation that is a majority shareholder of Bancorp within the meaning of Section 409A (owning more than 50% of the total fair market value and total voting power of Bancorp).

Notwithstanding the foregoing, a Change of Control shall not include any transaction as to which Executive agrees shall not constitute a Change of Control hereunder in a writing specifically noting this provision of this Agreement.

(c) Other Payments and Benefits. In the event the employment of the Executive terminates after the occurrence of a Change of Control, Executive shall continue to be entitled to receive the payments and benefits provided subsequent to the applicable event of Termination pursuant to Section 7.

(d) Change of Control Payments and Benefits. In addition to the payments and benefits described in Section 7(a), upon a Change Of Control Termination:

(i)	The Employer shall pay to Executive in a lump sum in cash on the 30th day after the date of the Change of Control Termination Date any positive difference between:

(A)	an amount equal to 2.99 times the total of Executive’s “base amount” for the “base period” as defined in Section 280G of the Code; and
(B)	the amount paid to Executive pursuant to Section 7(a)(i)(B);

(ii)

All restricted stock or restricted stock unit awards previously granted to Executive and which have not already become vested and released from restrictions on transfer and repurchase and forfeiture rights, either as a result of the Change of Control or otherwise, shall immediately vest and be released from such restrictions as of the Change of Control Termination Date;

(iii)

All options previously granted to Executive and which have not already become vested and released from restrictions on transfer (other than transfer restrictions applicable to incentive stock options) and repurchase and forfeiture rights, either as a result of the Change of Control or otherwise, shall immediately vest and be released from such restrictions as of the Change of Control Termination Date and all previously granted options that are vested, but unexercised, on the Change of Control Termination Date shall remain exercisable, in each case for the period during which they would have been exercisable absent the Termination of Executive’s employment, except as otherwise specifically provided by the Code; and

(iv)	Executive’s benefits under all Benefit Plans that are non-qualified plans shall be 100% vested, regardless of Executive’s age or years of service, as of the Change of Control Termination Date.

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(e) Gross-Up for Taxes. If Executive receives any payment or acceleration of benefits under any benefit, compensation, or incentive plan or arrangement with the Employer pursuant to Section 8(c) or 8(d) (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under Section 280G and Section 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Employer shall also pay to Executive (i) an amount equal to the Excise Tax payable by Executive under Section 4999 on the Total Benefits (the “Excise Tax Payment”) and (ii) an amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the all amounts described in clauses (i) and (ii) are referred to in this Employment Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to any other amounts payable under this Agreement, and shall be made no later than the time the Excise Tax is required to be paid by Executive or withheld by the Employer.

For purposes of determining the Gross-Up Payment Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by Executive, and applicable federal FICA and Medicare withholding taxes).

All determinations required to be made under this Section 8(e) - including whether and when any Excise Tax is payable by Executive, whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount, the assumptions to be used to arrive at the determination and any subsequent adjustments to the Gross-Up Payment Amount (collectively, the “Determination”) - shall be made by the certified public accounting firm that is retained by the Employer as of the date immediately prior to the Change of Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and Executive within 15 business days after receipt of a written request from the Employer or Executive.

All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

If the Accounting Firm determines that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

The Determination by the Accounting Firm shall be binding on the Employer and Executive. Because of the uncertainty when the Determination is made whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Employer (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Employer (“Overpayment”). If after a Determination by the Accounting Firm Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with any interest payable thereon) shall be paid promptly by the Employer to or for the benefit of Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment. The Overpayment shall be paid promptly by the Executive to or for the benefit of the Employer. Provided that Executive’s expenses are reimbursed by the Employer, Executive shall cooperate with any reasonable requests by the Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

9. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Employer and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Employer. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to a Date of Termination or Change of Control Termination Date shall be payable in accordance with such plan, policy, practice or program or such contract or agreement except as explicitly modified by this Agreement.

10. Confidential Information. Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Section 10, the term “Confidential Information” means all of the Employer’s and its Affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, operational plans and policies, or customer information,

(b) the whole or any portion or phase of any marketing information, customer lists, pricing information or projections, and

(c) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Despite the foregoing, Confidential Information excludes information that - as of the date hereof or at any time after the date hereof - is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of Executive. This Section 10 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of Executive’s authority.

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Executive agrees to deliver or return to the Employer upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by Executive in connection with Executive’s service hereunder. Executive will retain no copies thereof after termination of this Agreement or termination of Executive’s employment.

Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if Executive fails to observe the obligations imposed by this Section 10. Accordingly, if the Employer institutes an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

For purposes of this Agreement the term “Affiliate” of the Employer includes Bancorp, the Bank, and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Bancorp or the Bank. The rights and obligations set forth in this Section 10 shall survive termination of this Agreement.

Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. Executive hereby assigns to the Employer all rights, title and interest, whether by way of copyright, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

11. Covenants.

(a) Covenant Not to Compete. During the Restricted Period, Executive shall not, within the geographic areas composed of the circles surrounding the Bank’s then existing banking offices, with each circle having the applicable banking office as its center point and a radius of 25 miles (the “Territory”), directly or indirectly, in any capacity, render services, or engage or have a financial interest in, any business that shall be competitive with any of those business activities in which Bancorp or any of Bancorp’s subsidiaries or affiliates (the “Bank Group”) is engaged as of the date of this Agreement, which business activities include, but are not limited to, the provision of banking services (collectively, the “Business”); provided, however, that Executive’s ownership of less than five percent (5%) of the outstanding securities of any entity engaged in the Business that has a class of securities listed on a securities exchange or qualified for quotation on any over-the-counter market shall not be a violation of the foregoing. For purposes of this Agreement, “Restricted Period” shall mean the period of one (1) year after Executive’s Date of Termination.

(b) Covenant Not to Solicit Customers. During the Restricted Period, within the Territory Executive shall not, directly or indirectly, individually or on behalf of any other person or entity (other than a member of the Bank Group), offer to provide banking services to any person, partnership, corporation, limited liability company, or other entity who is or was a customer of any member of the Bank Group during any part of the twelve (12) month period immediately prior to the Date of Termination.

(c) Covenant Not to Solicit Employees. During the Restricted Period, within the Territory Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, solicit, recruit or entice, directly or indirectly, any employee of any member of the Bank Group to leave the employment of such member to work with Executive or with any person, partnership, corporation, limited liability company or other entity with whom Executive is or becomes affiliated or associated.

(d) Reasonableness of Scope and Duration. The parties hereto agree that the covenants and agreements contained in this Section 11 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any issue of the reasonableness of the time, territory or scope of any such covenants in any proceeding to enforce any such covenants.

(e) Enforceability. Executive agrees that monetary damages would not be a sufficient remedy for any breach or threatened breach of the provisions of this Section 11, and that in addition to all other rights and remedies available to Bancorp or the Bank, they shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Any determination of whether Executive has violated such covenants shall be made by arbitration in Greensboro, North Carolina under the Rules of Commercial Arbitration (the “Rules”) of the American Arbitration Association, which Rules are deemed to be incorporated by reference herein.

(f) Separate Covenants and Severability. The covenants and agreements contained in this Section 11 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable as a result. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.

(g) Inapplicability. The provisions of this Section 11 shall not be operative upon, or be in any way enforceable against Executive at or after a Termination by Executive for Good Reason or a Termination Without Cause of Executive’s employment by the Employer, if in either event the date of Termination is in the final year of Executive’s Employment Period. In addition, the provisions of this Section 11 shall not be applicable or enforceable against Executive at any time after a Change of Control.

12. Assignment and Successors.

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(a) Executive. This Agreement is personal to Executive and without the prior written consent of the Employer shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) The Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns including, but not limited to any person acquiring directly or indirectly all or substantially all of the business or assets of Bancorp or the Bank by purchase, merger, consolidation, reorganization or otherwise. The Employer shall require any successor to expressly assume and agree to perform this Agreement.

13. Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, the obligations of the Employer under this Agreement are subject to the following terms and conditions:

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818 (e)(3) and (g)(1)), the Bank’s obligations hereunder, as applicable, shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, all of the Employer’s obligations which were suspended shall be reinstated.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1 818 (e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S. C. § 1813 (X)(1)), all obligations of the Employer under this Agreement shall terminate as of the date of default, but any vested rights of Executive shall not be affected.

(d) All obligations of the Employer under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if so ordered by the North Carolina Commissioner of Banks (the “Commissioner”) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13 (c) of the Federal Deposit Insurance Act (12 U.S.C.§ 1823 (c)), or if so ordered by the Commissioner at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Commissioner to be in an unsafe or unsound condition. Any rights of Executive that shall have vested under this Agreement shall not be affected by such action. A termination of this Agreement, in whole or in part, shall be in compliance with Section 409A to the extent Section 409A applies to any portion of this Agreement.

(e) With regard to the provisions of this Section 13(a) through (d):

(i)	The Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

(ii)

In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit the Employer to resume its obligations to pay compensation hereunder, the Employer will promptly make such payment hereunder; and

(iii)	During any period of suspension under Section 13(a), the vested rights of Executive shall not be affected except to the extent precluded by such notice.

(f) The Employer’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the FDIC promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) limiting or prohibiting any “golden parachute payment” as defined therein, but only to the extent that the compensation or payments to be provided by the Employer under this Agreement are so prohibited or limited.

14. Certain Payments Delayed for a Specified Employee. If Executive is a “specified employee” as defined in Section 409A, then any payment(s) under this Agreement on account of a “separation from service” as defined in Section 409A shall be made and/or shall begin on the first day of the seventh (7th) month following the date of Executive’s Termination to the extent such payments are not exempt from Section 409A and the six (6) month delay in payment is required by Section 409A.

15. Miscellaneous.

(a) Set-Off; Mitigation. The Employer’s obligation to make the payments provided for in this Agreement or otherwise perform its obligations hereunder shall not be affected by any set-off or claim the Employer may have against Executive. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Sections 7(a)(ii) or 8(c)(ii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

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(b) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c) Severability. If any provision or covenant of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Employer from employing other personnel on such terms and conditions as may be satisfactory to it.

(e) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Employer and Executive with respect to the subject matter hereof and supersedes and invalidates any previous employment and severance agreements or contracts with Executive. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

(f) Compliance with Section 409A. It is intended that this Agreement shall conform with all applicable Section 409A requirements to the extent Section 409A applies to any provisions of the Agreement. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall satisfy and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to satisfy the requirements of Section 409A. Executive acknowledges that the Employer has not made any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including but not limited to Section 409A.

(g) Compliance with Reform Act. It is intended that this Agreement shall conform with, and be subject to, all applicable sections of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law No. 111-203) and the regulations promulgated thereunder (the “Reform Act”). Executive hereby agrees to amend and/or modify from time to time this Agreement, as may be necessary, to comply with all applicable sections of the Reform Act.

(h) Governing Law. Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(i) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after mailing if mailed, first class, certified mail, postage prepaid:

To the Employer:

Peoples Bancorp of North Carolina, Inc.

518 West C Street

Newton, North Carolina 28658

Attention: Chairman of the Board

To Executive:

William D. Cable, Sr.

4172 Rainbow Hills Drive

Hickory, NC 28602

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(j) Amendments and Modifications. This Agreement may be amended or modified only by a writing, which makes specific reference to this Agreement and is signed by all parties hereto. Provided, further, that no amendment or modification to this Agreement shall be adopted unless it complies with Section 409A to the extent Section 409A applies to this Agreement and/or to the amendment or modification.

(k) Attorneys’ Fees and Related Expenses. If, after the occurrence of a Change of Control, there arises a dispute between the Employer and Executive regarding the terms, provisions or requirements of this Agreement or an action is commenced to enforce or obtain recourse for the breach of this Agreement, then the Employer shall pay or reimburse Employee for all attorneys’ fees, court costs and related legal expenses incurred in connection therewith within thirty (30) days after Employee’s request for such payment or reimbursement.

(l) Reimbursements and In-kind Benefits. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) unless required to be paid sooner as set forth herein, any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

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(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16. Excess Incentive-Based Compensation Recovery Policy. Employer and Executive agree that the Excess Incentive-Based Compensation Recovery Policy adopted by Compensation Committee of the Bancorp Board and ratified by the Bancorp Board, dated October 19, 2023, and all amendments thereto thereafter adopted by the Compensation Committee (the “Policy”), shall be deemed applicable to all existing and future Incentive-Based Compensation Awards (as such term is defined in the Policy) awarded to Executive. Executive agrees to promptly perform and comply with all recovery actions taken by the Compensation Committee, or by Employer at the direction of the Compensation Committee, pursuant to the Policy.

17. Definitions. The following terms are defined in the Sections of this Agreement referenced below:

Term	Section
Accrued Obligations	Section 7(a)(i)(A)
Affiliate	Section 10
Base Salary	Section 5(a)
Bancorp Board	Section 3
Bank Board	Section 5(a)
Bank Group	Section 11(a)
Benefit Plans	Section 5(c)
Business	Section 11(a)
Cause	Section 6(b)
Change of Asset Ownership	Section 8(b)(ii)
Change of Ownership	Section 8(b)(iii)
Change of Control	Section 8(b)
Change of Control Termination	Section 8(a)
Change of Control Termination Date	Section 8(a)
Change in Effective Date	Section 8(b)(i)
COBRA	Section 7(a)(ii)
Code	Section 3
Confidential Information	Section 10
Continuing Period	Section 8(c)(ii)
Commissioner	Section 13(d)
Date of Termination	Section 6(f)
Determination	Section 8(e)
Disability	Section 6(a)
Disability Effective Date	Section 6(a)
Effective Date	Section 1
Employment Period	Section 3
Excise Tax	Section 8(e)
Excise Tax Payment	Section 8(e)
FDIC	Section 13(d)
Good Reason	Section 6(c)
Gross-Up Payment Amount	Section 8(e)
Group	Section 8(b)(i)
Incentive Plans	Section 5(b)
Notice of Termination	Section 7(e)
Other Benefits	Section 7(b)
Overpayment	Section 8(e)
Person	Section 8(b)(i)
Policy	Section 16
Reform Act	Section 15(g)
Remaining Employment Period	Section 7(a)(i)(B)
Restricted Period	Section 11(a)
Rules	Section 11(e)
Section 409A	Section 3
Terminate	Section 3
Termination Without Cause	Section 6(d)
Territory	Section 11(a)
Total Benefits	Section 8(e)
Underpayment	Section 8(e)
Welfare Benefit Plans	Section 5(d)

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Employment Agreement as of the date first above written.

Peoples Bancorp of North Carolina, Inc.

By:	/s/ Robert C. Abernethy
Chairman

Peoples Bank
By:	/s/ Robert C. Abernethy
Chairman

Executive
/s/ William D. Cable, Sr.
William D. Cable, Sr.

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